ALIGHT REPORTS THIRD QUARTER 2022 RESULTS

– Achieved 8.7% Total Revenue Growth and 9.9% Employer Solutions Revenue Growth –

– Delivered BPaaS Revenue Growth of 55.7% to $151 Million –

– BPaaS Bookings of $564 Million in First Nine Months; Achieved over 80% of $680 to $700 Million 2022 Target –

– 98% of Anticipated 2022 Revenue Under Contract –

– Reiterating Revenue and Adjusted EBITDA Outlook for Full-Year 2022 –

LINCOLNSHIRE, IL – November 3, 2022 – Alight (NYSE: ALIT), a leading cloud-based human capital technology and services provider, today reported results for the third quarter ended September 30, 2022.

“This quarter marked our one-year anniversary of going public on the NYSE and is our fifth public quarter of meeting or exceeding expectations on revenue and adjusted EBITDA. We delivered nearly 9% total revenue growth with BPaaS revenue growth of 56% in the quarter, demonstrating the mission critical nature of our Alight Worklife platform and how our differentiated approach delivers ROI for our clients through higher engagement and cost savings. I’m incredibly proud of the way in which the team continues to deliver on our commitments while making meaningful progress on our platform and product led transformation, securing new client wins and delivering tangible results for companies and their employees” said Chief Executive Officer Stephan Scholl.

Third Quarter 2022 Highlights (all comparisons are relative to third quarter 2021)

•
Grew revenue 8.7% to $750 million and incurred a net loss of $(45) million compared to a prior year net loss of $(120) million
•
Business Process as a Service (BPaaS) revenue grew 55.7%, represents 20.1% of total revenue versus 14.1% a year ago
•
BPaaS bookings on a total contract value basis of $208 million in third quarter and $564 million in first nine months more than 80% to 2022 target of $680 to $700 million
•
Adjusted EBITDA was $133 million compared to $153 million a year ago. This anticipated decline was due to key investment spend and the ramp of fourth quarter seasonally weighted business
•
Secured new wins with United Steel and expanded relationships with BMO and AmRest
•
Over 98% of expected 2022 revenue under contract as of September 30, 2022

Third Quarter 2022 Consolidated Results

Revenue for the three months ended September 30, 2022 grew 8.7% to $750 million, as compared to $690 million. The growth was driven by a 9.9% increase in Employer Solutions revenue due to acquisitions, increased volumes and net commercial activity and a 2.2% increase in Professional Services. Recurring revenues, which comprise over 83% of total revenue, increased by 11% to $625 million due to growth in Employer Solutions.

Gross profit for the three months ended September 30, 2022 was $212 million or 28.3% of revenue compared to $238 million, or 34.5% of revenue. The change in gross profit was due to acquisitions in the fourth quarter of 2021, higher costs related to growth in current and forecasted future revenues and increased compensation expenses related to share-based awards.

Selling, general and administrative expenses for the three months ended September 30, 2022 were $178 million, compared to $135 million. The change was primarily due to increased compensation expenses related to share-based awards in line with overperformance relative to BPaaS bookings targets.

Interest expense for the three months ended September 30, 2022 increased to $31 million as compared to $28 million. The increase was primarily due to higher interest expense on our Term Loan due to movement in market interest rates.

The Company’s loss before income tax benefit for the three months ended September 30, 2022 of ($65) million decreased compared to a loss before income tax benefit of ($120) million primarily due to non-operating fair value remeasurements.

Third Quarter 2022 Segment Results

Employer Solutions

Employer Solutions is driven by Alight’s digital, software and AI-led capabilities and spans total employee wellbeing and engagement, including integrated benefits administration, healthcare navigation, financial health, employee wellness and payroll.

Employer Solutions revenues for the three months ended September 30, 2022 grew 9.9% to $645 million, as compared to $587 million, as a result of acquisitions, increased volumes and net commercial activity, partially offset by lower project revenue. Recurring revenue grew 11.7% to $583 million, while project revenue was down 4.6% to $62 million as more of this revenue shifted towards annual enrollment related work which will occur in 4Q versus prior years.

Employer Solutions gross profit for the three months ended September 30, 2022 was $189 million, as compared to $215 million. The change was primarily due to increases in costs associated with growth of current and forecasted future revenues and increased compensation expenses related to share-based awards, partially offset by revenue growth.

Employer Solutions Adjusted EBITDA for the three months ended September 30, 2022 was $130 million, as compared to $151 million. The change was primarily due to costs associated with growth of current and forecasted future revenues, including investments in the Company’s commercial functions and technology, partially offset by revenue growth.

Professional Services

Professional Services revenues for the three months ended September 30, 2022 were up 2.2% to $95 million as compared to $93 million as a result of higher project revenue. Project revenue increased by $2 million, while recurring revenue was flat.

Professional Services gross profit for the three months ended September 30, 2022 was $23 million as compared to $24 million. The change was primarily due to increases in costs associated with growth of forecasted future revenues, including investments in key resources.

Professional Services Adjusted EBITDA for the three months ended September 30, 2022 was $3 million as compared to $4 million. The change was primarily due to increases in costs associated with growth of forecasted future revenues.

Hosted Business

Hosted Business revenues for the three months ended September 30, 2022 were $10 million, which was flat compared to the prior year period.

Hosted Business gross profit (loss) for the three months ended September 30, 2022 was an immaterial amount compared to a loss of ($1) million for the prior year period.

Hosted Business Adjusted EBITDA for the three months ended September 30, 2022 was an immaterial amount compared to a loss of ($2) million for the prior year period.

Balance Sheet Highlights

As of September 30, 2022, the Company’s cash and cash equivalents balance was $304 million, total debt was $2,832 million and total debt net of cash and cash equivalents was $2,528 million.

The Company’s debt portfolio, due to swaps, is 70% fixed rate for 2022 through 2024 and 50% fixed rate for 2025 and has no significant debt maturity until 2025.

Pursuant to its previously announced $100 million share repurchase program, the Company repurchased $12 million of its Class A common stock during the third quarter of 2022.

Business Outlook

The Company is reaffirming its full-year 2022 outlook:

•
Revenue of $3.09 to $3.12 billion (growth of 6% to 7%).

•
Adjusted EBITDA in the range of $650 to $662 million.

•
Adjusted diluted EPS of $0.54 to $0.60.

•
BPaaS total contract value bookings of $680 to $700 million.

Earnings Conference Call and Webcast Information

A conference call to discuss the Company’s third quarter 2022 financial results is scheduled for today, November 3, 2022 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). Interested parties can listen to the conference call by dialing 1-877-300-8521 or 1-412-317-6026, or by accessing the live webcast and accompanying presentation materials by logging on to the Investor Relations section on the Company’s website at http://investor.alight.com. A replay of the conference call and the accompanying presentation materials will be available on the investor relations website for approximately 90 days.

About Alight Solutions

Alight is a leading cloud-based human capital technology and services provider that powers confident health, wealth and wellbeing decisions for 36 million people and their dependents. Our Alight Worklife® platform combines data and analytics with a simple, seamless user experience. Supported by our global delivery capabilities, Alight Worklife is transforming the employee experience for people around the world. With personalized, data-driven health, wealth, pay and wellbeing insights, Alight brings people the security of better outcomes and peace of mind throughout life’s big moments and most important decisions. Learn how Alight unlocks growth for organizations of all sizes at alight.com.

Contacts

Investors:

Alight Investor Relations

investor.relations@alight.com

Media:

MacKenzie Lucas

mackenzie.lucas@alight.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the expectations regarding the performance and outlook for Alight’s business, financial results, liquidity and capital resources, the expected benefit of recent acquisitions and investments in our business, the expected return on investment from the use of our products, and other non-historical statements, including certain statements in the “Financial Results & Outlook” section of this presentation. In some cases, these forward-looking statements can be identified by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties including, among others, risks related to declines in economic activity in the industries, markets, and regions our clients serve, including as a result of macroeconomic factors beyond our control, increases in inflation rates or interest rates or changes in monetary and fiscal policies, risks related to the performance of our information technology systems and networks, risks related to our ability to maintain the security and privacy of confidential and proprietary information, risks related to changes in regulation, and risks related to the impact of the COVID-19 pandemic, including as a result of new strains or variants of the virus, competition in our industry. Additional factors that could cause Alight’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Risk Factors” of Alight’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on March 10, 2022, as such factors may be updated from time to time in Alight's filings with the SEC, which are, or will be, accessible on the SEC's website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be considered along with other factors noted in this presentation and in Alight’s filings with the SEC. Alight undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Financial Statement Presentation

This press release includes certain historical consolidated financial and other data for Alight Holding Company, LLC (formerly known as Tempo Holding Company, LLC) (“Alight Holdings”) and its subsidiaries. In connection with the completion of our business combination transaction with FTAC on July 2, 2021 (the “Business Combination”), we undertook certain reorganization transactions so that substantially all of our assets and business are held by Alight Holdings, of which Alight, Inc. is the managing member.

As a result of the Business Combination, for accounting purposes, the Company is the acquirer and Alight Holdings is the acquiree and accounting predecessor. While the Closing Date was July 2, 2021, we have determined that as the impact of one day would be immaterial to the results of operations, we will utilize July 1, 2021 as the date of the Business Combination for accounting purposes. As a result of the Business Combination, the tables in this press release present selected financial data for the Successor for the three and nine months ended September 30, 2022, the Successor for the three months ended September 30, 2021, and the Predecessor for the six months ended June 30, 2021.

Non-GAAP Financial Measures

The Company’s discussion of the results of operations compares the results of the Successor three and nine months ended September 30, 2022 to the results of the Successor three months ended September 30, 2021 and Predecessor six months ended June 30, 2021.

Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used by management and our stakeholders to provide useful supplemental information that enables a better comparison of our performance across periods. Both Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures are non-GAAP measures that are used by management and stakeholders to evaluate our core operating performance.

Adjusted Net Income, which is defined as net income attributable to Alight, Inc. adjusted for intangible amortization and the impact of certain non-cash items that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used solely for the purpose of calculating Adjusted Diluted Earnings Per Share.

Adjusted Diluted Earnings per Share is defined as Adjusted Net Income divided by the adjusted weighted-average number of shares of Alight Inc. common stock, diluted. Adjusted Diluted Earnings per Share is used to by us and our investors to evaluate our core operating performance and to benchmark our operating performance against our competitors.

Total debt net of cash and cash equivalents is defined as our long-term debt, net and the current portion of long-term debt, net minus our cash and cash equivalents.

Reconciliations of the historical non-GAAP financial measures used in this press release are included in the attached tables. The presentation of non-GAAP financial measures is used to enhance our investors’ and lenders’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. Reconciliations of projected non-GAAP measures included in the “Business Outlook” section of this press release are not included as they cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, we are unable to assess the probable significance of the unavailable information, which could have a material impact on our future GAAP financial results.

Alight, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	Successor			Predecessor
	Three Months Ended	Nine Months Ended	Three Months Ended	Six Months Ended
	September 30,	September 30,	September 30,	June 30,
(in millions, except per share amounts)	2022	2022	2021	2021
Revenue	$750	$2,190	$690	$1,361
Cost of services, exclusive of depreciation and amortization	523	1,497	442	888
Depreciation and amortization	15	39	10	38
Gross Profit	212	654	238	435

Operating Expenses
Selling, general and administrative	178	475	135	222
Depreciation and intangible amortization	84	254	78	111
Total operating expenses	262	729	213	333
Operating (Loss) Income	(50)	(75)	25	102
Other Expense (Income)
Loss (Gain) from change in fair value of financial instruments	10	(53)	90	—
(Gain) Loss from change in fair value of tax receivable agreement	(20)	(63)	27	—
Interest expense	31	89	28	123
Other (income) expense, net	(6)	(14)	—	9
Total other expense (income), net	15	(41)	145	132
Loss Before Income Tax Benefit	(65)	(34)	(120)	(30)
Income tax benefit	(20)	(28)	—	(5)
Net Loss	(45)	(6)	(120)	(25)
Net loss attributable to noncontrolling interests	(8)	(9)	(13)	—
Net (Loss) Income Attributable to Alight, Inc.	$(37)	$3	$(107)	$(25)

Earnings Per Share
Basic (net loss) earnings per share	$(0.08)	$0.01	$(0.24)
Diluted (net loss) earnings per share	$(0.08)	$0.00	$(0.24)

Net Loss	$(45)	$(6)	$(120)	$(25)
Other comprehensive income (loss), net of tax:
Change in fair value of derivatives	45	122	(1)	23
Foreign currency translation adjustments	(13)	(28)	(2)	8
Total other comprehensive income (loss), net of tax:	32	94	(3)	31
Comprehensive (Loss) Income Before Noncontrolling Interests	(13)	88	(123)	6
Comprehensive (loss) income attributable to noncontrolling interests	(2)	6	(13)	—
Comprehensive (Loss) Income Attributable to Alight, Inc.	$(11)	$82	$(110)	$6

Alight, Inc.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2022	2021
(in millions, except share and per share amounts)	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$304	$372
Receivables, net	578	515
Other current assets	270	302
Total Current Assets Before Fiduciary Assets	1,152	1,189
Fiduciary assets	1,354	1,280
Total Current Assets	2,506	2,469
Goodwill	3,624	3,638
Intangible assets, net	3,926	4,170
Fixed assets, net	296	236
Deferred tax assets, net	6	3
Other assets	545	472
Total Assets	$10,903	$10,988

Liabilities and Stockholders' Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$404	$406
Current portion of long-term debt, net	31	38
Other current liabilities	257	401
Total Current Liabilities Before Fiduciary Liabilities	692	845
Fiduciary liabilities	1,354	1,280
Total Current Liabilities	2,046	2,125
Deferred tax liabilities	44	36
Long-term debt, net	2,801	2,830
Long-term tax receivable agreement	511	581
Financial instruments	82	135
Other liabilities	295	353
Total Liabilities	$5,779	$6,060
Commitments and Contingencies
Stockholders' Equity
Class A Common Stock; $0.0001 par value, 1,000,000,000 shares authorized; 464,365,807 issued and outstanding as of September 30, 2022	$—	$—
Class B Common Stock; $0.0001 par value, 20,000,000 shares authorized; 9,980,906 issued and outstanding as of September 30, 2022	—	—
Class V Common Stock; $0.0001 par value, 175,000,000 shares authorized; 75,800,317 issued and outstanding as of September 30, 2022	—	—
Class Z Common Stock; $0.0001 par value, 12,900,000 shares authorized; 5,595,577 issued and outstanding as of September 30, 2022	—	—
Treasury stock	(12)	—
Additional paid-in-capital	4,366	4,228
Retained deficit	(93)	(96)
Accumulated other comprehensive income	87	8
Total Alight, Inc. Equity	$4,348	$4,140
Noncontrolling interest	776	788
Total Stockholders' Equity	$5,124	$4,928
Total Liabilities and Stockholders' Equity	$10,903	$10,988

Alight, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Successor		Predecessor
	Nine Months Ended	Three Months Ended	Six Months Ended
	September 30,	September 30,	June 30,
(in millions)	2022	2021	2021
Cash flows from operating activities
Net loss	$(6)	$(120)	$(25)
Adjustments to reconcile net loss to net cash provided by (used for) operations:
Depreciation	56	14	49
Intangible amortization expense	237	74	100
Noncash lease expense	19	6	10
Financing fee and premium amortization	(1)	(1)	9
Share-based compensation expense	129	15	5
(Gain) loss from change in fair value of financial instruments	(53)	90	—
(Gain) loss from change in fair value of tax receivable agreement	(63)	27	—
Release of unrecognized tax provision	(29)	—	1
Deferred tax benefit	(6)	(1)	(1)
Other	4	—	1
Change in assets and liabilities:
Receivables	(73)	(22)	51
Accounts payable and accrued liabilities	(2)	14	(45)
Other assets and liabilities	(11)	(103)	(97)
Cash provided by (used for) operating activities	$201	$(7)	$58
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	(1,394)	—
Capital expenditures	(115)	(27)	(55)
Cash used for investing activities	$(115)	$(1,421)	$(55)
Cash flows from financing activities
Net increase (decrease) in fiduciary liabilities	74	453	(15)
Members' equity unit repurchase	—	—	(2)
Borrowings from banks	104	576	110
Financing fees	(3)	(7)	—
Repayments to banks	(134)	(57)	(124)
Principal payments on finance lease obligations	(20)	(7)	(17)
Settlements of interest rate swaps	—	(4)	(14)
Tax payment for shares/units withheld in lieu of taxes	(1)	—	(1)
Deferred and contingent consideration payments	(81)	—	(1)
FTAC share redemptions	—	(142)	—
Proceeds related to FTAC investors	—	1,813	—
Repurchase of shares	(12)	—	—
Cash (used for) provided by financing activities	$(73)	$2,625	$(64)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(7)	4	—
Net increase (decrease) in cash, cash equivalents and restricted cash	6	1,201	(61)
Cash, cash equivalents and restricted cash at beginning of period	1,652	1,036	1,536
Cash, cash equivalents and restricted cash at end of period	$1,658	$2,237	$1,475

Reconciliation of Net Loss to Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures

(Unaudited)

	Successor			Predecessor
	Three Months Ended	Nine Months Ended	Three Months Ended	Six Months Ended
	September 30,	September 30,	September 30,	June 30,
(in millions)	2022	2022	2021	2021
Net Loss	$(45)	$(6)	$(120)	$(25)
Interest expense	31	89	28	123
Income tax benefit	(20)	(28)	—	(5)
Depreciation	21	56	14	49
Intangible amortization	78	237	74	100
EBITDA	65	348	(4)	242
Share-based compensation	54	129	15	5
Transaction and integration expenses(1)	2	11	3	—
Non-recurring professional expenses(2)	—	—	17	18
Restructuring	23	43	3	9
Loss (Gain) from change in fair value of financial instruments	10	(53)	90	—
(Gain) Loss from change in fair value of tax receivable agreement	(20)	(63)	27	—
Other(3)	(1)	2	2	4
Adjusted EBITDA	$133	$417	$153	$278
Capital expenditures	(36)	$(115)	$(27)	$(55)
Adjusted EBITDA less Capital Expenditures	$97	$302	$126	$223
Revenue	$750	$2,190	$690	$1,361
Adjusted EBITDA Margin(4)	17.7%	19.0%	22.2%	20.4%
(1)
Transaction and integration expenses includes activity related to acquisitions.
(2)
Non-recurring professional expenses includes external advisor and legal costs related to the Company's Business Combination completed in 2021.
(3)
For the Successor three and nine months ended September 30, 2022, other primarily includes expenses related to debt refinancing completed in the first quarter of 2022 and other non-operational activities. For the Successor three months ended September 30, 2021 and the Predecessor six months ended June 30, 2021, other includes long-term incentives and expenses.
(4)
Adjusted EBITDA Margin defined as Adjusted EBITDA as a percentage of revenue.

Alight, Inc.

Reconciliation of Net (Loss) Income to Adjusted Net Income and Adjusted Diluted Earnings per Share

(Unaudited)

	Three Months Ended	Nine Months Ended	Three Months Ended
	September 30,	September 30,	September 30,
(in millions, except share and per share amounts)	2022	2022	2021
Numerator:
Net (Loss) Income Attributable to Alight, Inc.	$(37)	$3	$(107)
Conversion of noncontrolling interest	(8)	(9)	(13)
Intangible amortization	78	237	74
Share-based compensation	54	129	15
Transaction and integration expenses	2	11	3
Non-recurring professional expenses	—	—	17
Restructuring	23	43	3
Loss (Gain) from change in fair value of financial instruments	10	(53)	90
(Gain) Loss from change in fair value of tax receivable agreement	(20)	(63)	27
Other	(1)	2	2
Tax effect of adjustments(1)	(37)	(104)	(4)
Adjusted Net Income	$64	$196	$107

Denominator:
Weighted average shares outstanding - basic	457,904,703	457,535,329	438,968,920
Dilutive effect of the exchange of noncontrolling interest units	—	75,800,317	—
Dilutive effect of RSUs	—	770,953	—
Weighted average shares outstanding - diluted	457,904,703	534,106,599	438,968,920
Exchange of noncontrolling units(2)	75,800,317	—	77,459,687
Impact of warrants exercised(3)	—	—	59,633,274
Impact of unvested RSUs(4)	10,289,937	9,518,984	9,988,297
Adjusted shares of Class A Common Stock outstanding - diluted(5)	543,994,957	543,625,583	586,050,178

Basic (Net Loss) Earnings Per Share	$(0.08)	$0.01	$(0.24)
Diluted (Net Loss) Earnings Per Share	$(0.08)	$0.00	$(0.24)
Adjusted Diluted Earnings Per Share(6)(7)	$0.12	$0.36	$0.18
(1)
Income tax effects have been calculated based on statutory tax rates for both U.S. and foreign jurisdictions based on the Company's mix of income and adjusted for significant changes in fair value measurement.
(2)
Assumes the full exchange of the units held by noncontrolling interests for shares of Class A Common Stock of Alight, Inc. pursuant to the exchange agreement.
(3)
Assumes full conversion of outstanding warrants for shares of Class A Common Stock.
(4)
Includes non-vested time-based restricted stock units that were determined to be antidilutive for U.S. GAAP diluted earnings per share purposes.
(5)
The adjusted shares of Class A Common Stock diluted as of September 30, 2021 has been adjusted for comparability with all periods presented. The adjustment was to exclude the contingently issuable shares as noted in footnote 6 below.
(6)
Excludes two tranches of contingently issuable earnout shares: (i) 7.5 million shares will be issued if the volume-weighted average price ("VWAP") of the Company's Class A Common Stock is >$12.50 for 20 consecutive trading days; and (ii) 7.5 million shares will be issued if the VWAP of the Company's Class A Common Stock is >$15.00 for 20 consecutive trading dates. Both tranches have a seven-year duration.
(7)
Excludes 33,148,917 performance-based units, which represents maximum achievement of the respective performance conditions for units granted during the year ended December 31, 2021 and the nine months ended September 30, 2022.

Alight, Inc.

Reconciliation of Segment Adjusted EBITDA to Loss Before Income Tax Benefit

(Unaudited)

	Segment Profit (4)

	Successor			Predecessor
	Three Months Ended	Nine Months Ended	Three Months Ended	Six Months Ended
	September 30,	September 30,	September 30,	June 30,
(in millions)	2022	2022	2021	2021
Employer Solutions	$130	$419	$151	$274
Professional Services	3	—	4	7
Hosted Business	—	(2)	(2)	(3)
Total Adjusted EBITDA of all reportable segments	133	417	153	278
Share-based compensation	54	129	15	5
Transaction and integration expenses (1)	2	11	3	—
Non-recurring professional expenses(2)	—	—	17	18
Restructuring	23	43	3	9
Other(3)	5	16	2	(5)
Depreciation	21	56	14	49
Intangible amortization	78	237	74	100
Operating (Loss) Income	(50)	(75)	25	102
Loss (Gain) from change in fair value of financial instruments	10	(53)	90	—
(Gain) Loss from change in fair value of tax receivable agreement	(20)	(63)	27	—
Interest expense	31	89	28	123
Other (income) expense, net	(6)	(14)	—	9
Loss Before Income Tax Benefit	$(65)	$(34)	$(120)	$(30)
(1)
Transaction and integration expenses includes activity related to acquisitions.
(2)
Non-recurring professional expenses includes external advisor and legal costs related to the Company's Business Combination completed in 2021.
(3)
For the Successor three and nine months ended September 30, 2022, other primarily includes expenses related to debt financing completed in the first quarter of 2022 and other non-operational activities, offset by Other income, net. For the Successor three months ended September 30, 2021 and the Predecessor six months ended June 30, 2021, other includes long-term incentive expenses, offset by Other expense, net.
(4)
Segment Profit is defined as Segment Adjusted EBITDA.

Alight, Inc.

Other Select Financial Data

(Unaudited)

	Successor			Predecessor
	Three Months Ended	Nine Months Ended	Three Months Ended	Six Months Ended
	September 30,	September 30,	September 30,	June 30,
($ in millions)	2022	2022	2021	2021
Segment Revenues
Employer Solutions:
Recurring revenue	$583	$1,712	$522	$1,049
Project revenue	62	170	65	107
Total Employer Solutions	645	1,882	587	1,156
Professional Services:
Recurring revenue	32	94	32	60
Project revenue	63	182	61	124
Total Professional Services	95	276	93	184
Hosted Business:
Recurring and total Hosted Business revenue	10	32	10	21
Total revenue	$750	$2,190	$690	$1,361

Segment Gross Profit
Employer Solutions	$189	$593	$215	$392
Professional Services	23	62	24	46
Hosted Business	-	(1)	(1)	(3)
Total gross profit	$212	$654	$238	$435

Segment Gross Margin
Employer Solutions	29.3%	31.5%	36.6%	33.9%
Professional Services	24.2%	22.5%	25.8%	25.0%
Hosted Business	0.0%	(3.1%)	(10.0%)	(14.3%)
Total gross margin	28.3%	29.9%	34.5%	32.0%

Segment Adjusted EBITDA
Employer Solutions	$130	$419	$151	$274
Professional Services	3	-	4	7
Hosted Business	-	(2)	(2)	(3)
Total adjusted EBITDA(1)	$133	$417	$153	$278

Segment Adjusted EBITDA Margin
Employer Solutions	20.2%	22.3%	25.7%	23.7%
Professional Services	3.2%	0.0%	4.3%	3.8%
Hosted Business	0.0%	(6.3%)	(20.0%)	(14.3%)
Total adjusted EBITDA margin	17.7%	19.0%	22.2%	20.4%

Total Company excluding Hosted Business
Revenue (3)	$740	$2,158	$680	$1,340
Gross profit	$212	$655	$239	$438
Gross margin	28.6%	30.4%	35.1%	32.7%
Adjusted EBITDA(1)	$133	$419	$155	$281
Adjusted EBITDA margin	18.0%	19.4%	22.8%	21.0%

Other Key Statistics
Recurring revenue	$625	$1,838	$564	$1,130
BPaaS revenue	$151	$393	$97	$187
BPaaS revenue as % of total revenue	20.1%	17.9%	14.1%	13.7%
BPaaS bookings(2)	$208	$564	$179	$280
(1)
A table reconciling Adjusted EBITDA to the closest comparable GAAP measure appears above.
(2)
BPaaS bookings are reported on a total contract value ("TCV") basis.
(3)
Total Company Revenue excluding Hosted Business is calculated by adding up Employer Solutions and Professional Services Segment Revenue shown above.